Exhibit 10.1
THE LACLEDE GROUP, INC.
DEFERRED INCOME PLAN
AMENDED AND RESTATED AS OF JANUARY 1, 20161

Section 1.    Purpose of Plan

The Plan is designed to enhance the value of current compensation paid to certain directors and selected employees by permitting a portion of such compensation to be deferred with such deferrals forming the basis for attractive benefits upon certain payment events. It is intended that the Plan constitute an unfunded deferred compensation arrangement for the benefit of a select group of management or highly compensated employees (and other service providers) of the Company and its designated subsidiaries and affiliates for purposes of federal income tax laws and the Employee Retirement Income Security Act of 1974 (“ERISA”), and all documents, agreements or instruments made or given pursuant to the Plan shall be interpreted so as to effect such intent.

Section 2.     Definitions

Capitalized terms and phrases used herein which are not otherwise defined shall have the meanings set forth in this Section 2.

“Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Company’s Compensation Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise; provided, however, with respect to any deferrals subject to Code Section 409A, the term “Affiliate” shall mean any member of the Company’s control group within the meaning of Treasury Regulation Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

“Annual Base Salary Deferrals” means the amount of a Participant’s annual Base Salary deferred for a Plan Year.

“Annual Base Salary Deferral Election” means the election related to Annual Base Salary Deferrals to be completed annually by a Participant, in substantially the form attached hereto as Annex A.

“Annual Incentive Compensation” means annual incentive compensation payable to a Participant under the Company’s (or its Affiliates’, as the case may be) annual incentive plan (or other annual cash bonus arrangement) in which the Participant participates.

___________________________
1    Laclede Gas Company previously adopted the Laclede Gas Company Deferred Income Plan and the Laclede
Gas Company Deferred Income Plan II (the “Grandfathered Plans”), which are not subject to Section 409A of the Code and the regulations promulgated thereunder (“Code Section 409A”). As a result of the enactment of Code Section 409A, the Company adopted, as of January 1, 2005, The Laclede Group, Inc. Deferred Income Plan,
which governs amounts earned and vested on January 1, 2005 and thereafter. Effective as of January 1, 2005, no additional amounts were deferrable to the Grandfathered Plans. This Plan was previously amended and restated
effective January 1, 2015. This Plan has again been amended and restated, effective as of January 1, 2016.

“Annual Incentive Compensation Deferrals” means the amount of a Participant’s Annual Incentive Compensation deferred for a Plan Year.

“Annual Incentive Compensation Deferral Election” means the election related to Annual Incentive Compensation Deferrals to be completed annually by a Participant, in substantially the form attached hereto as Annex B.

“Applicable Retirement Age” means the attainment of age 55, except the Applicable Retirement Age for directors means the attainment of age 65.

“Base Salary” means a Participant’s annual base salary level as of the date on which the Participant makes an Annual Base Salary Deferral Election in accordance with the terms of the Plan.

“Beneficiary” means the individual or entity named in the Participant’s most recent designation of beneficiary on the form attached hereto as Annex C.

“Change in Control” means a change in ownership of the Company, a change in effective control of the Company, or a change in ownership of a substantial portion of the Company’s assets as determined in accordance with the events below.

(a)    A change in ownership of the Company shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of the Company stock that, together with any Company stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding Company stock. Notwithstanding the foregoing, if any person or group is considered to own more than 50% of the total fair market value or the total voting power of all outstanding Company stock, the acquisition of additional Company stock by the same person or persons is not considered to cause a change in the ownership of the Company;

(b)     Notwithstanding that the Company has not undergone a change in ownership as described in (a) above, a change in effective control of the Company shall occur only on either of the following dates:

(i)     the date that any one person, or more than one person acting as a group, acquires (or has acquired within the preceding 12-month period ending on the date of the most recent acquisition) ownership of Company stock possessing 30% or more of the total voting power of all Company stock. Notwithstanding the foregoing, if any person or group is considered to own more than 30% of the total voting power of all outstanding Company stock, the acquisition of additional Company stock by the same person or group is not considered to cause a change in the effective control of the Company;

(ii)     The date a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(c)     A sale of all or substantially all of the Company’s assets by any one person, or more than one person acting as a group in a single acquisition or a series of acquisitions within the preceding 12-month period ending on the date of the most recent acquisition; provided, however, that transfers of assets to a “related person” as determined under Code Section 409A shall not be considered for purposes of this subclause (c).

In no event shall an event qualify as a Change in Control hereunder if it fails to constitute a change in ownership of the Company, a change in effective control of the Company or a change in ownership of a substantial portion of the Company assets as determined under Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended

“Company” means The Laclede Group, Inc.

“Deferred Amounts” means the aggregate amount of a Participant’s Annual Base Salary Deferrals and Annual Incentive Compensation Deferrals.

“Directors” means members of the board of directors of the Company or any Affiliate that has adopted the Plan who is not an employee of the Company or any Affiliate.

“Disability” has the meaning set forth in Code Section 409A. Determinations of Disability will be made by the Plan Administrator (or its designee).

“Earnings Credits” means the amounts credited on a Participant’s Deferred Amounts as set forth in Section 5.

“Effective Date” means January 1, 2016.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Gas” means Laclede Gas Company.

“In-Service Distribution” means a distribution of a Participant’s Deferred Amounts and Earnings Credits completed during a Participant’s employment.

“Maximum Base Salary Deferral Percentage” means (i) 15% for Plan Years commencing prior to January 1, 2015, and (ii) 50% for Plan Years commencing on or after January 1, 2015; provided, that such Maximum Base Salary Deferral Percentage may be altered by the Company’s Board of Directors (or its designee) at any time and from time to time.

“Minimum Fixed Rate” means the applicable Earnings Credit rate set forth in Section 5(b)(i)(A) in effect for the Plan Year in which the Participant’s termination occurs, but in no event less than seven percent (7%).

“Moody’s Rate” means the composite average yield on corporate bonds as published by Moody’s Investor Service for the month of the October falling in the immediately prior Plan Year.

“Officers” means any employee designated as an “officer” of the Company or any Affiliate that has adopted the Plan.

“Participant” means any employee or individual who satisfies the eligibility requirements set forth in Section 3 and completes a deferral election in accordance with the terms of the Plan.

“Plan” means The Laclede Group, Inc. Deferred Income Plan, as amended and restated as of from time to time.

“Plan Administrator” means the Company.

“Plan Year” means the 12-month period beginning January 1 and ending December 31.

“Present Value Benefit” means the sum of the Participant’s Termination Balance and the present value of the Earnings Credits that would have been made or earned on such Termination Balance through age 65 (or age 71 for Directors) using a discount rate equal to the Minimum Fixed Rate.

“Termination Balance” means Deferred Amounts plus the Earnings Credits accrued as of the Participant’s date of termination.

“Termination of Employment” means the Participant has incurred a “separation from service” as defined in Code Section 409A, including the default presumptions thereof.

Section 3.    Eligibility

Participation in the Plan will be made available to the Company’s Directors and Officers, as well as key employees who are at a salary grade of level 11 or higher for the respective periods described herein who are employed by of the Company or such other Affiliates that adopt the Plan.

Section 4.    Amounts of Deferral

Unless otherwise determined by the Company’s Board of Directors prior to the commencement of a Plan Year, the following shall apply regarding deferrals under the Plan:

(a)Non-Employee Director Deferrals: Non-employee Directors may defer up to 100% of fees and retainers.

(b)Employees’ and Officers’ Deferrals: Participants other than non-employee Directors may defer (i) a percentage of Base Salary that shall not exceed the Maximum Base Salary Deferral Percentage for the applicable Plan Year, and, (ii) up to 90% of Annual Incentive Compensation. Notwithstanding the foregoing, no deferral of Base Salary or Annual Incentive Compensation shall be permitted to the extent such deferral is inconsistent with Code Section 409A.

(c)Minimum Deferrals: The minimum amount of deferral in any Plan Year will be $3,000 for each Participant (prorated for any partial Plan Year). Participants shall designate the amount of scheduled deferrals for the upcoming Plan Year in which deferrals are allowed and such designated deferral amounts shall not be changed unless (i) such change complies with Code Section 409A, (ii) such change is approved by the Plan Administrator, and (iii) such change applies only to deferrals of compensation earned after the date of the change, and amounts already deferred under the Plan shall not be refunded or returned until payable as otherwise provided in this Plan.

(d)Deferral Election Forms: The Annual Base Salary Deferral shall be administered ratably each payroll period and shall be set forth in the Participant’s Annual Salary Deferral Election. The Annual Incentive Compensation Deferral shall be set forth in the Participant’s Annual Incentive Compensation Deferral Election.

(e)Election Timing: An election to defer must be made prior to December 31 immediately preceding the applicable Plan Year; provided, that a person who becomes a new Participant in this Plan may, within thirty (30) days following his or her selection as a Participant, elect to defer compensation to be earned after the date of such election (provided further that such Participant was not eligible to participate in any plan that is required to be aggregated for this purpose with this Plan for purposes of Code Section 409A, including the Grandfathered Plans). Notwithstanding such deadline, if the Participant’s Annual Incentive Compensation constitutes “performance based compensation” within the meaning of Code Section 409A, then such election may be made no later than the sixth (6th) month of the performance period to which such Annual Incentive Compensation relates, so long as the Plan Administrator expressly permits such election (which it may, but is not obligated to, permit) and such compensation is not readily ascertainable at the time of such election.

Section 5.    Earnings on Deferrals

(a)Deferral Timing for Earnings Credits. For purposes of calculating Earnings Credits on Deferred Amounts, the amount of each Annual Base Salary Deferral shall be deemed to have been made at the beginning of the Plan Year, except in the case of person who becomes a new Participant in this Plan during the Plan Year, in which case the total Deferred Amounts for the Plan Year shall be deemed to have been made as of the beginning of the payroll period during which the Participant’s first deferral occurs for such Plan Year. For Annual Incentive Compensation Deferrals, the deferrals will be deemed to have been made as of the date on which the Annual Incentive Compensation would have been paid if it were not deferred.

(b)Earnings Credits Deferred Amounts through December 31, 2015

(i)    A Participant must make a one-time election with respect to Deferred Amounts, and any accumulated Earnings Credits on such Deferred Amounts, credited to the Participant’s account through December 31, 2015 to credit Earnings Credits on such Deferred Amounts for future Plan
Years based on one of the following investment methods:

(A)The Deferred Amounts for the applicable Plan Year, along with any Deferred Amounts for any prior Plan Year, and any accumulated Earnings Credits on such Deferred Amounts, will be credited Earnings Credits throughout the Plan Year after the deferrals have deemed to occur in accordance with Section 5(a) as set forth in the table below.

Age of Beginning of Plan Year	Earnings Credit Rate
Under 55	Moody’s Rate + 1%, provided that if this rate is less than 6%, then such rate shall be increased such that such rate equals 6%
Ages 55-57	Moody’s Rate + 2%, provided that if this rate is less than 7%, then such rate shall be increased such that such rate equals 7%
Ages 58-60	Moody’s Rate + 2%, provided that if this rate is less than 8%, then such rate shall be increased such that such rate equals 8%
Age 61 and older	Moody’s Rate + 3%, provided that if this rate is less than 9%, then such rate shall be increased such that such rate equals 9%

(B)Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts will be invested in investment options selected by the Participant from a menu of investment options that mirrors certain investment options available under the 401(k) retirement plans sponsored by the Company or an Affiliate.

(C)Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts will be credited with a fixed interest rate using the Moody’s Rate, subject to a maximum Earnings Credit equal to 120% of the long-term applicable federal rate for the month of the October falling in the immediately prior Plan Year.

(c)Earnings Credits on Amounts Deferred On and After January 1, 2016

(i)A Participant may make an election for each Plan Year with respect to Deferred Amounts credited to the Participant’s account on and after December 31, 2015 to credit Earnings Credits based on one of the following investment methods:

(A)Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts will be invested in investment options selected by the Participant from a menu of investment options that mirrors certain investment options available under the 401(k) retirement plans sponsored by the Company or an Affiliate.

(B)Deferred Amounts and any accumulated Earnings Credits on such Deferred Amounts will be credited with a fixed interest rate using the Moody’s Rate, subject to a maximum

Earnings Credit equal to 120% of the long-term applicable federal rate for the month of the October falling in the immediately prior Plan Year.

(d)Applicable Interest Rate for Installment Payments. Notwithstanding the foregoing, the interest rate that will apply to installment payments paid pursuant to the terms of the Plan will be the Minimum Fixed Rate.

Section 6.    Form of Payment of Benefits

(a)Benefit On or After Applicable Retirement Age. Except as provided under Section 6(b) below, if a Participant terminates employment with the Company and its Affiliates on or after the Participant’s Applicable Retirement Age, the Participant shall be entitled to receive the Participant’s Termination Balance payable in fifteen (15) annual installments (each not being treated separately for any purpose under Code Section 409A). The amount of each installment shall be calculated by applying a fraction to the Participant’s Termination Balance as adjusted for Earnings Credits as of the valuation date determined by the Plan Administrator (i.e., 1/15th for the first installment, 1/14th for the second installment, etc.) with the last installment being the remainder of the Participant’s Termination Balance. The installments will be adjusted for interest as set forth in Section 5(d) through the installment period. In the event that the Participant dies after the commencement of his installment payments but before all 15 installments have been paid, the remaining balance shall be paid in the form of a lump sum as soon as practicable following the Participant’s death to such Participant’s Beneficiary, or, if no Beneficiary has been designated, to the Participant’s estate.

(b)Benefit Following Change in Control. If a Participant’s employment with the Company and its Affiliates terminates at any age within two years following a Change in Control, then, notwithstanding Section 6(a) hereof, the Participant shall be entitled to a lump sum benefit equal to the greater of (i) the Present Value Benefit; or (ii) the Termination Balance.

(c)Benefit Upon Participant’s Death. If a Participant dies prior to the Participant’s Applicable Retirement Age, the Participant’s Beneficiary, or, if no Beneficiary is on file, the Participant’s estate, shall be entitled to the Present Value Benefit; provided, however, that in the event of the Participant’s death after the Participant’s Applicable Retirement Age but prior to retirement, such benefit shall equal the Termination Balance, if greater. Such calculations shall include actual deferrals to the date of death plus deferrals authorized for the remainder of the Plan Year during which the Participant’s death occurs.

(d)Benefit in All Other Circumstances. Upon any other Termination of Employment prior to the Applicable Retirement Age, including termination due to Disability, the Participant shall receive a lump sum benefit equal to (i) for amounts deferred through December 31, 2015, the Participant’s Deferred Amounts plus the Moody’s Rate that applied to such Deferred Amounts; and (ii) for amounts deferred on and after December 31, 2015, the Participant’s Termination Balance. However, in the case of the termination of a Participant due to Disability prior to the Participant’s Applicable Retirement Age, the Participant’s lump shall be equal to the Present Value Benefit; except, that in the event of the termination of a Participant due to Disability on or after the Participant’s Applicable Retirement Age but prior to retirement, such benefit shall equal the Termination Balance, if greater. Such calculations shall include actual deferrals to the date of termination due to Disability plus Earnings Credits payable for the remainder of the Plan Year during which the Participant’s Termination of Employment due to Disability occurs.

(e)In-Service Distributions. The Participant may to elect to receive Deferred Amounts and any related Earnings Credits in the form of an In-Service Distribution. This election must be made at the time the Participant makes an Annual Base Salary Election and/or an Annual Incentive Compensation Election. The amount of such In-Service Distribution shall be equal to that portion of the Deferred Amounts with respect to which the Participant has made such an election, adjusted for Earnings Credits as set forth in Section 5. The In-Service Distribution will be a lump sum benefit, and the Participant may elect a distribution on January 31 of the year that is five (5) years, ten (10) years, or fifteen (15) years after the end of the Plan Year in which the Deferred Amount is deferred. In the event the Participant has a Termination of Employment prior to receiving an In-Service Distribution, the distribution will be made in accordance with such payment event as described in this Section 6. A Participant may change an In-Service Distribution election (but not more than once without the permission of the Company, in its sole discretion) as to the distribution date by submitting a new election form to the Company in accordance with Section 9 of the Plan.

(f)Illustrations. The following examples have been included for illustrative purposes only and shall not be binding on any party.

(i)    If Participant terminates at age 75. If a Participant terminates at age 75, and did not elect a lump sum distribution of his benefit in 2008, then the Participant’s benefit would be the Participant’s Termination Balance paid in 15 installments. During the installment period, as noted below, an interest rate equal to the Moody’s Rate + 3%, but no less than 9%, would be applied to the Participant’s Termination Balance.

(ii)    If Participant terminates at age 45, after a Change in Control. If a Participant terminates at age 45, within two years after a Change in Control, the Participant would be entitled to a lump sum benefit equal to the Present Value Benefit payable within 31 days after Participant’s termination date.

(iii)    If Participant has a voluntary termination at age 45. If a Participant terminates voluntarily at age 45, the Participant would be entitled to the Participant’s Deferred Amounts plus the Moody’s Rate that applied to such Deferred Amounts payable in a lump sum benefit payable within 31 days after Participant’s termination date.

(iv)    If Participant elects In-Service Distribution. If Participant elects to receive Deferred Amounts for the 2016 Plan Year in an In-Service Distribution in ten years, the Deferred Amounts, plus Earnings Credits, will be paid in a lump sum benefit on January 31, 2026.

Section 7.    280G Limits

To the extent a payment or distribution made under this Plan (together with the Grandfathered Plan or any other plan, policy, or arrangement) is determined to be a parachute payment under Code Section 280G, and any such payment or distribution of any portion of the benefit described above would trigger any adverse tax consequences under Code Sections 280G or 4999, such as loss of deductions to the Company or its Affiliate, or the payment of an additional excise tax by the Participant, or both, then the benefit hereunder shall be reduced only to the extent necessary to avoid such adverse tax consequences. Parachute payments and/or any cutback amount, and any other determination with respect to Code Section 280G shall be determined by the Company in good faith.

Section 8.    Timing of Payment of Benefits

Benefits under this Plan shall become payable within 31 days of the applicable payment event. Notwithstanding anything in this Plan to the contrary, if it is determined that the Participant is a “specified employee” as defined in Code Section 409A, then payments (or portion thereof) under this Plan shall commence on the first payroll date following the sixth month after the month in which Participant’s Termination of Employment occurs (with the first such payment being equal to the aggregate benefit the Participant would have received during such period if no such payment delay had been imposed, together with interest on such delayed amount during the period of such restriction at a rate, per annum, equal to the Minimum Fixed Rate in effect as of such Termination of Employment).

Section 9.    Change in Time/Form of Payment

The Company (or any participating Affiliate) may permit a Participant to elect to change the time and/or form of payment, subject to the following conditions: (a) the election may not take effect until at least twelve (12) months after the date on which the election is made; (b) except with respect to payments made on account of a Participant’s death, payments of the benefit which a Participant is eligible to receive must not commence earlier than five (5)

years from the date of the Participant’s originally scheduled payment date; and (c) the election must be made at least twelve (12) months prior to the originally scheduled payment date. Notwithstanding the foregoing, such election shall only be permitted to the extent it complies with Code Section 409A. During the time period for which the payment of the Participant’s benefit is delayed, the Participant’s benefit shall accrue interest at a rate, per annum, equal to the Minimum Fixed Rate in effect for the Plan Year in which the Termination of Employment occurs.

Section 10.    Miscellaneous

(a)     The Company’s Board of Directors may amend or terminate this Plan at any time, and from time to time. Notwithstanding the above, the Plan may not be terminated and payments accelerated thereunder contrary to the provisions of Code Section 409A.

(b)     Participation in the Plan shall in no way be deemed to constitute a right to continue in the employment of the Company or any Affiliate thereof.

(c)     Any claim for benefits under this Plan shall be submitted to the Plan Administrator. If the Plan Administrator denies the claim for benefits, in whole or in part, the Plan Administrator shall notify the claimant of the adverse benefit determination no later than ninety (90) days after receipt of the claim by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time, which may not exceed a further ninety (90) days, for processing the claim and so notifies the claimant in writing prior to the termination of the initial ninety (90) day period. In the event that a claim for benefits under this Plan has been denied by the Plan Administrator, the decision shall be subject to review by the Company upon written request of the claimant made to the Plan Administrator within sixty (60) days of receipt by the claimant of notice of such denial. Upon request and free of charge, the Company shall provide the claimant with reasonably access to all pertinent information, documents and records with respect to the claim. The decision of the Company upon review shall be in writing and shall state the reasons for the decision and the provisions of this Plan on which the decision is based. Such decision shall be made within sixty (60) days after the Company’s receipt of written request for such review unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the claimant’s written request for review. The decision of the Company upon review shall be final and binding on all persons.

(d)     The illegality of any provision of this Plan shall not affect the enforceability of any other provision of this Plan. The Plan shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflict of law rules.

(e)     All payments made under the Plan to a Participant or his or her Beneficiary shall be subject to withholding of such amounts as the Company reasonably may determine are required to be withheld pursuant to any applicable Federal, state, local, or foreign law or regulation.

(f)     The rights of Participants and their Beneficiaries to benefits under the Plan shall be solely those of unsecured general creditors of the Company. The Plan constitutes merely a promise by the Company to make benefit payments in the future. The Plan is intended to be unfunded for purposes of the Code and Title I of ERISA. Notwithstanding the foregoing, the Company may contribute to a trust fund under a “rabbi trust” agreement between the Company and a banking organization, if such a trust fund is hereafter established, and payments under the Plan may be made from any such trust fund. Any asset acquired or held by the Company in connection with the Company’s liabilities under the Plan shall not be deemed to be security for the performance of the Company’s obligations under this Plan.

(g)     The rights and interests of Participants and their beneficiaries to benefit payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participants or their beneficiaries, and any such rights and interests under the Plan shall not be liable for or subject to any obligation or liability of the Participant or beneficiary.

(h)     Notwithstanding any other provision of the Plan, this Plan is intended to comply with Code Section 409A and shall at all times be interpreted in accordance with such intent that amounts that may become payable to Participant shall not be taxable to such Participants until such amounts are paid in accordance with the terms of the Plan. To the extent that any provision of the Plan violates Code Section 409A such that amounts would be taxable to a Participant prior to payment or otherwise subject to penalties under Code Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding the foregoing, in no event will the Company or any of its Affiliates have any liability for any failure of the Plan to satisfy Code Section 409A and such parties do not guarantee that the Plan complies with Code Section 409A.

(i)     Notwithstanding the payment schedule set forth above, amounts may be paid under the Plan prior to the scheduled payment date set forth above, if and to the extent such amounts become subject to FICA taxes under Code Sections 3101, 3121(a) or 3121(v), and/or withholding taxes under Code Section 3401 or the corresponding provisions of any state, local or foreign law as a result of the payment of such FICA taxes; provided, that, such payment shall not exceed the FICA amount and such other amount required to be withheld on account of the payment of such FICA amount. Further, a payment will be made under the Plan at any time the Plan fails to meet the requirements of Code Section 409A; provided, that, such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

(j)     Except as contemplated in Section 10(f) hereof, all credits and contributions, once credited, shall not be subject to forfeiture.

ANNEX A
ELECTION-SALARY DEFERRAL

ANNEX B
ELECTION- INCENTIVE COMPENSATION DEFERRAL

ANNEX C
FORM OF BENEFICIARY DESIGNATION

THE LACLEDE GROUP, INC. DEFERRED INCOME PLAN

DESIGNATION OF BENEFICIARY FOR [PARTICIPANT’S NAME/SOCIAL SECURITY NUMBER]

The primary beneficiary for benefits payable under the Plan in the event of my death should be:

Primary Beneficiary
Name:
Address:

Relationship:
Social Security Number:

In the event my primary beneficiary referenced immediately above is not alive, or is a trust that has been terminated, at the time of my death, then the benefits payable under the Plan in the event of my death should be paid to:

Contingent Beneficiary:

Name:
Address:

Relationship:
Social Security Number:

This designation is intended to replace all prior designations made by me under the above Plan and the Grandfathered Plans. I reserve the right to change any beneficiary named herein without the consent of such beneficiary by properly completing and delivering a new written Designation of Beneficiary to the Plan Administrator.

________________________________________
Signature

________________________________________
Date